Exhibit 99.1

Great Elm Group Reports FISCAL 2023 Second QUARTER

financial resulTs

Company to Host Conference Call at 9:00 a.m., ET, on February 14, 2023

WALTHAM, Mass., February 13, 2023 -- Great Elm Group, Inc. (“we,” “our,” “GEG,” or “Great Elm”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal second quarter ended December 31, 2022.

Transformational Transactions

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On January 3, 2023, GEG sold its Durable Medical Equipment (“DME”) business for $80 million. After settling all obligations, the transaction resulted in approximately $26 million in net cash proceeds and 346,028 shares of Quipt common stock.
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On December 30, 2022, GEG entered into an agreement to sell 61% of the equity interests in Forest Investments, Inc. (“Forest”) and on January 17, 2023 it exercised a put right for the remaining 19% of the equity interests in Forest for aggregate cash proceeds of approximately $45 million.
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GEG had approximately $90 million of cash on its balance sheet to deploy across its growing alternative asset management platform pro forma for the DME and Forest transactions.
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GEG retained approximately $154 million of net operating loss (NOL) carryforwards for federal income tax purposes, approximately $131 million of which can be used for certain taxable income in fiscal year 2023 but expire on June 30, 2023.

Financial and Operational Highlights

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Assets under management totaled $619 million as of December 31, 2022, approximately consistent with September 30, 2022 and up approximately 2% year-to-date. Fee paying assets under management totaled $437 million as of December 31, 2022, representing approximately 2% sequential growth from September 30, 2022 and up approximately 7% year-to-date.
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GEG total revenue grew for the second quarter by 84% to $1.9 million, compared to $1.0 million for the same period in the prior year, primarily attributable to the acquisition of the management agreement for Monomoy Properties REIT, LLC and its subsidiaries (collectively, “Monomoy REIT”).
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GEG reported net income for the second quarter of $29.7 million, compared to a net loss of $4.2 million in the prior-year period, primarily driven by $22.2 million in net realized and unrealized gain on investments and a gain on sale of controlling interest in subsidiary of $10.5 million.
•
GEG recognized Adjusted EBITDA of ($1.2) million for the second quarter, approximately unchanged from the same period in the prior fiscal year.

Management Commentary

“We have taken transformative actions to simplify our business and strengthen our balance sheet through the successful sale of our DME business and our ownership interest in Forest,” stated Peter A. Reed, Chief Executive Officer. “As a result, our cash balance increased by over $70 million, and we can now focus our resources on scaling our alternative asset management business. We are well-positioned to make additional investments in our existing funds or acquire the management rights to new, long-duration and permanent capital vehicles across alternative strategies.”

Discussion of Financial Results for the Fiscal Quarter ended December 31, 2022

During the three months ended December 31, 2022, GEG reported total revenue of $1.9 million, compared to $1.0 million during the same period in the prior year. The increase primarily related to the May 2022 acquisition of the Monomoy REIT management agreement.

During the three months ended December 31, 2022, GEG recognized net income of $29.7 million, compared to a net loss of $4.2 million during the same period in the prior year. The increase in net income was driven by $22.2 million in net realized and unrealized gain on investments and a gain on sale of controlling interest in subsidiary of $10.5 million.

During the three months ended December 31, 2022, GEG recognized Adjusted EBITDA of ($1.2) million, approximately unchanged from the same period in the prior year.

Sale of Interest in Forest

On December 30, 2022, GEG sold 61% of the direct and indirect common equity in Forest to J.P. Morgan Broker-Dealer Holdings Inc. (“JPM”) for approximately $18 million in cash. On January 17, 2023, GEG put its remaining 19% ownership interest in Forest to JPM for cash proceeds of approximately $27 million, raising approximately $45 million of cash in the aggregate from the sale of its ownership interest in Forest.

Sale of DME Business

On January 3, 2023, GEG sold its DME business to QHM Holdings, Inc., a wholly-owned subsidiary of Quipt Home Medical Corp. (“Quipt”), a U.S.-based leader in the home medical equipment industry, focused on end-to-end respiratory care. After payment of all obligations in connection with the transaction, GEG received approximately $26 million in net cash proceeds and 346,028 shares of Quipt common stock.

The sale of the DME Business, together with the Forest transaction, adds significant cash to GEG’s balance sheet to fund strategic growth initiatives and allows it to focus on scaling its alternative asset management platform.

Fiscal 2023 Second Quarter Conference Call & Webcast Information

When: Tuesday, February 14, 2023, 9:00 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (888) 440-4537; international callers should dial +1 (646) 960-0669. Participants should enter the Conference ID 2595129 when asked.

Webcast: The conference call will be webcast simultaneously and can be accessed at the following link: https://events.q4inc.com/attendee/150622973. For a copy of the slide presentation accompanying the conference call, please visit: https://www.greatelmgroup.com/events-and-presentations.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	December 31, 2022	June 30, 2022
Current assets:
Cash and cash equivalents	$18,971	$22,281
Receivables from managed funds	2,318	2,445
Investments, at fair value (cost $40,103 and $68,766, respectively)	54,536	48,042
Prepaid and other current assets	3,715	665
Assets of Consolidated Fund:
Investments, at fair value (cost $2,432)	-	1,797
Prepaid expenses	-	746
Current assets held for sale	76,629	8,464
Total current assets	156,169	84,440
Property and equipment, net	46	17
Identifiable intangible assets, net	12,668	13,250
Right of use assets	664	733
Other assets	143	86
Non-current assets held for sale	-	69,561
Total assets	$169,690	$168,087
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$80	$8
Accrued expenses and other liabilities	1,743	3,845
Current portion of related party payables	888	486
Current portion of lease liabilities	334	341
Current portion of related party notes payable	23,361	-
Liabilities of Consolidated Fund - accrued expenses and other	-	11
Current liabilities held for sale	18,047	15,003
Total current liabilities	44,453	19,694
Lease liabilities, net of current portion	345	472
Long term debt (face value $26,945)	25,667	25,532
Related party payables	452	1,120
Related party notes payable, net of current portion	-	6,270
Convertible notes (face value $36,987 and $36,085, including $15,019 and $15,133 held by related parties, respectively)	36,147	35,187
Redeemable preferred stock of subsidiaries (held by related parties, face value $35,010)	-	34,099
Other liabilities	527	908
Non-current liabilities held for sale	-	2,551
Total liabilities	107,591	125,833

Contingently redeemable non-controlling interest	2,977	2,225
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 30,028,319 shares issued and 28,976,454 outstanding at December 31, 2022; and 28,932,444 shares issued and 28,507,490 outstanding at June 30, 2022	29	29
Additional paid-in-capital	3,314,173	3,312,763
Accumulated deficit	(3,258,057)	(3,279,296)
Total Great Elm Group, Inc. stockholders' equity	56,145	33,496
Non-controlling interest	2,977	6,533
Total stockholders' equity	59,122	40,029
Total liabilities, non-controlling interest and stockholders' equity	$169,690	$168,087

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Amounts in thousands (except per share data)

	For the three months ended December 31,		For the six months ended December 31,
	2022	2021	2022	2021
Revenues	$1,879	$1,021	$3,739	$2,004
Operating costs and expenses:
Investment management expenses	2,311	1,969	4,300	3,156
Depreciation and amortization	295	109	589	218
Selling, general and administrative	2,061	1,465	3,548	3,038
Expenses of Consolidated Fund	-	45	46	97
Total operating costs and expenses	4,667	3,588	8,483	6,509
Operating loss	(2,788)	(2,567)	(4,744)	(4,505)
Dividends and interest income	1,439	644	2,912	1,297
Net realized and unrealized gain (loss) on investments	22,242	(1,821)	15,445	(1,835)
Net realized and unrealized gain (loss) on investments of Consolidated Fund	-	194	(16)	5
Gain on sale of controlling interest in subsidiary	10,524	-	10,524	-
Interest expense	(1,955)	(1,293)	(3,929)	(2,586)
Income (loss) before income taxes from continuing operations	29,462	(4,843)	20,192	(7,624)
Income tax benefit (expense)	231	53	(2)	85
Net income (loss) from continuing operations	29,693	(4,790)	20,190	(7,539)
Discontinued operations:
Net income from discontinued operations	35	631	999	3,486
Net income (loss)	$29,728	$(4,159)	$21,189	$(4,053)
Less: net income (loss) attributable to non-controlling interest, continuing operations	18	(129)	(1,554)	(233)
Less: net income attributable to non-controlling interest, discontinued operations	180	208	1,504	618
Net income (loss) attributable to Great Elm Group, Inc.	$29,530	$(4,238)	$21,239	$(4,438)
Basic income (loss) per share from:
Continuing operations	$1.03	$(0.18)	$0.76	$(0.28)
Discontinued operations	(0.01)	0.02	(0.02)	0.11
Basic net income (loss) per share	$1.02	$(0.16)	$0.74	$(0.17)
Diluted income (loss) per share from:
Continuing operations	$0.74	$(0.18)	$0.56	$(0.28)
Discontinued operations	-	0.02	(0.01)	0.11
Diluted net income (loss) per share	$0.74	$(0.16)	$0.55	$(0.17)
Weighted average shares outstanding
Basic	28,803	26,462	28,672	26,222
Diluted	40,586	26,462	40,455	26,222

Great Elm Group, Inc.

Reconciliation from EBITDA to Adjusted EBITDA - Quarterly

Dollar amounts in thousands

	For the three months ended December 31,		For the six months ended December 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations – GAAP	$ 29,693	$ (4,790)	$ 20,190	$ (7,539)
Interest Expense	1,955	1,293	3,929	2,586
Dividend income on investments	(1,345)	(644)	(2,731)	(1,297)
Income tax expense (benefit)	(231)	(53)	2	(85)
Depreciation and amortization	295	109	589	218
Non-cash compensation	645	1,226	1,586	1,994
Loss (gain) on investments, excluding investment in Forest	2,131	1,627	8,944	1,830
Gains related to sale of Forest	(34,897)	-	(34,897)	-
Transaction and integration related costs(1)	425	35	471	219
Change in contingent consideration	130	-	60	-
Adjusted EBITDA	$ (1,199)	$ (1,197)	$ (1,857)	$ (2,074)

(1) Transaction and integration related costs include costs to sell, acquire and integrate acquired businesses.